UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FOX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	83-1825597
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

1211 Avenue of the Americas, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	NASDAQ GLOBAL SELECT MARKET

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

FOX CORPORATION

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

On June 13, 2019, Fox Corporation (the “Company”) entered into the First Amendment to Rights Agreement (the “Amendment”) between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”) that amends the Rights Agreement dated as of March 19, 2019 (the “Rights Agreement”) between the Company and the Rights Agent. All capitalized terms used herein and not otherwise defined herein shall have the meaning(s) ascribed to them in the Rights Agreement.

The Amendment amends the definition of “Acquiring Person” such that a Grandfathered Stockholder may acquire additional shares of Class A Common Stock representing, in the aggregate, 1.0% of the shares of Class A Common Stock then outstanding without becoming an Acquiring Person, and to make associated changes in connection therewith.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement and the Amendment are available free of charge from the Company. A copy of the Rights Agreement was previously filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 19, 2019. A copy of the First Amendment to the Rights Agreement has been filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 13, 2019. The foregoing descriptions of the Rights Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock filed on March 20, 2019, which are incorporated by reference herein.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

3.1	Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of Fox Corporation (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K (File No. 001-38776) filed by Fox Corporation with the SEC on March 19, 2019).

4.1	Rights Agreement dated as of March 19, 2019, by and between Fox Corporation and Computershare Trust Company, N.A., as rights agent, (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-38776) filed by Fox Corporation with the SEC on March 19, 2019).

4.2	First Amendment to Rights Agreement dated as of June 13, 2019, by and between Fox Corporation and Computershare Trust Company, N.A., as rights agent, (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-38776) filed by Fox Corporation with the SEC on June 13, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 13, 2019

FOX CORPORATION

By:	/s/ Viet D. Dinh
Name: Viet D. Dinh
Title: Chief Legal and Policy Officer

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